Exhibit 4.39

Equity Interest Transfer Agreement

In respect of AirMedia Group Co., Ltd.

This Equity Interest Transfer Agreement in respect of AirMedia Group Co., Ltd. (hereinafter referred to as the “Agreement”) is entered by the following Parties on June 15th, 2015 in Beijing, PRC.

1. AirMedia Group Inc. (“AirMedia”) is a company incorporated and lawfully subsists under the laws of the Cayman Islands and listed on NASDAQ, Nasdaq symbol: AMCN.

2. AirMedia Technology (Beijing) Co., Ltd. (the “AirMedia Technology”) is a company incorporated and lawfully subsists under the laws of the PRC, with Business License number 110000410272072, and the registered address is Room 3088, Building 1, No. 2 of Hengfu Zhongjie, Science Town, Fengtai District, Beijing, the legal representative is Guo Man.

3. Beijing AirMedia Shengshi Advertising Co., Ltd. (the “AirMedia Shengshi” or the “Seller”) is a company incorporated and lawfully subsists under the laws of the PRC, with Business License number 110104002566818, and the registered address is 1-0361 F1, Building No. 22, Xuanwumen East Avenue, Xuanwu District, Beijing, the legal representative is Guo Man.

4. Guo Man, PRC citizen, ID number                         , address                                       .

5. Beijing Londe Wenchuang Investment Fund Management Co., Ltd. (the Longde Wenchuang”) is a company incorporated and lawfully subsists under the laws of the PRC, with Business License number 110101017080943, the registered address is No.11116, Building 37, Hepingli Ease Avenue No.11, Dongcheng District, Beijing, the legal representative is Xing Hongwang.

(The above parties are respectively referred to as a Party, together referred to as Parties under this Agreement, among them, AirMedia, AirMedia Technology, AirMedia Shengshi and Guo Man are on one side and Longde Wenchuang and Longde Wenchuang Fund are on the other side of this transaction.)

Definition

Unless otherwise defined in this Agreement, the following words shall have the following meanings:

“Target Company” or “AirMedia Advertising” means AirMedia Group Co., Ltd.

“AirMedia Shengshi” means Beijing AirMedia Shengshi Co., Ltd.

“AirMedia” means AirMedia Group Inc., a company listed on NASDAQ

“AM China” means AirMedia (China) Limited, subsidiary indirectly controlled by AirMedia

“Shenzhen AirMedia” means Shenzhen AirMedia Information Technology Co., Ltd., wholly-owned subsidiary of AM China

“AirMedia Jinshi” means Beijing AirMedia Advertising Co., Ltd., wholly-owned subsidiary of the Target Company

“AirMedia Lianhe” means Beijing AirMedia Lianhe Advertising Co., Ltd., wholly-owned subsidiary of the restructured Target Company

“AirMedia Outdoor” means AirMedia City (Beijing) Outdoor Advertising Co., Ltd., wholly-owned subsidiary of the Target Company

“Tianjin Jinshi” means Tianjin AirMedia Advertising Co., Ltd., grandson company of the Target Company

“Guangxi Dingyuan” means Guangxi Dingyuan Media Limited Liability Company, shareholding company of the Target Company

“Qingdao AirMedia” means Qingdao Airport AirMedia Media Co., Ltd., shareholding company of the Target Company

“AirMedia Jinsheng” means Beijing AirMedia Jinsheng Advertising Co., Ltd., shareholding company of AirMedia Jinshi

“AirMedia Technology” means AirMedia Technology (Beijing) Co., Ltd., wholly-owned subsidiary of AM China

“Xi’an AirMedia” means Xi'an AirMedia Chuangyi Technology Co., Ltd., wholly-owned subsidiary of AM China

“AirMedia Yuehang” means Beijing Yuehang Digital Media Advertising Co., Ltd.

“Dayun Culture” means Beijing Dayun Culture Communication Co., Ltd.

“Longde Wenchuang” means Beijing Londe Wenchuang Investment Fund Management Co., Ltd.

“Longde Wenchuang Fund” or “the Buyer” means private investment fund established/ intends to be established/appointed by Longde Wenchuang

“Existing Shareholder” means AirMedia Shengshi, Guo Man, Xu Qing, Zhang Xiaoya collectively

“Seller” means AirMedia Shengshi

“This Equity Interest Transfer” or “This Transaction” means a private investment fund established/ intends to be established/appointed by Longde Wenchuang to purchase the 75% equity interest held by AirMedia Shengshi in AirMedia Advertising by fund actually raised

“Target Business” or “New AirMedia Advertising Business” means AirMedia Advertising’s media business in airports (excluding Digial TV screens in airports and TV-attached digital frames) and all the billboard and LED media outside of airports (excluding gas station media network and digital TV screens on airplanes) after the assets, business, equity interest and personnel restructure under this Agreement

“New AirMedia Advertising” means AirMedia Advertising after the assets, business, equity interest and personnel restructure under this Agreement, including its holding subsidiaries /shareholding companies AirMedia Jinshi, AirMedia Lianhe, AirMedia Outdoor, Tianjin Jinshi, Guangxi Dingyuan, Qingdao AirMedia

“Target Equity” means 75% equity interest held by AirMedia Shengshi in AirMedia Advertising

“Closing of the Transfer of Equity” means the related registration formality of the transferring the equity to the equity transferee in accordance with the law and regulations where the Target Company registered, in PRC it means the change in business registration with Administration for Industry and Commerce

“Covered Period” means Year 2015, 2016, 2017 and 2018

“Restructuring Audit Cut-off Date” means the last day of the month on completion of removal of the VIE structure of AirMedia Advertising and the restructure of assets, equity interest and personnel apart from which set forth in Article 4.1 of this Agreement

“Removal of the VIE structure of AirMedia Advertising” means AirMedia Technology, AirMedia Advertising and its existing shareholders (AirMedia Shengshi, Guo Man, Xu Qing, Zhang Xiaoya) terminate the VIE agreements controlling AirMedia Advertising, including, but not limited to, Loan Agreement, Technology Development Agreement, Technology Support and Service Agreement, Equity Pledge Agreement, Call Option Agreement, Power of Attorney and their amended and restated agreements, and released the equity pledge registration; Shenzhen AirMedia has completed business registration of enlarging business scope with advertising business, and purchased 25% equity interest AirMedia Shengshi, Guo Man, Xu Qing, Zhang Xiaoya hold in AirMedia Advertising collectively, and completed all necessary formalities such as permit, change of business registration

“VIE Agreements” means agreements entered by AirMedia Technology, AirMedia Advertising and its existing shareholders (AirMedia Shengshi, Guo Man, Xu Qing, Zhang Xiaoya) controlling AirMedia Advertising, including, but not limited to, Loan Agreement, Technology Development Agreement, Technology Support and Service Agreement, Equity Pledge Agreement, Call Option Agreement, Power of Attorney and their amended and restated agreements

“Transition Period” means the period from the execution date of this Agreement till June 30, 2016

“Agreement” means Equity Interest Transfer Agreement in respect of AirMedia Group Co., Ltd. and its supplement agreement, annexes attached and ect.

“Constitutional Documents” means the division of authority/power related to the government, governmental requirements of the constitutional documents and decision making, article of association, business license, permission certificate, shareholder agreement, or the equivalent management or constitutional documents of the company

“Encumbrance” means defect of ownership such as lien, mortgage, security right and interest, pledge, seal up, freeze or transfer limitation or other right claim, burden, or flaw in any nature set on any asset or asset right and interest, including any limitation on using, voting, transfer limiting of obtained revues, and on exercising the ownership in other measures.

“Losses” means any and all claim, deficiency, indebtedness, compensation (including penalty, fine and administrative, criminal or civil verdict or settlement), expenses and costs (including reasonable legal fees, financial fee and consulting fee)

“China” means People’s Republic of China, shall not including Hong Kong Special Administrative Region, China, Macau Special Administrative Region, China, and Tai Wan District

“Laws of the PRC” means the current effective laws, Administrative regulations, administrative rules and regulations, and normative documents of China

“RMB” means RMB Yuan, the legal tender in China

Whereas:

1.	AirMedia Group Co. Limited (the “AM Advertising “) is a limited liability company incorporated and lawfully subsists under the laws of the PRC with registered capital of RMB50,000,000.00. As of the execution date of this Agreement, the current equity structure of AirMedia Advertising is as follows: 96.76% of the equity interest being held by AirMedia Shengshi; 2.833% by Guo Man; 0.241% by Xu Qing; and 0.166% by Zhang Xiaoya.

2.	AirMedia is a company incorporated and lawfully subsists under the laws of the Cayman Islands and listed on the NASDAQ, its actual controller is Mr. Guo Man. AirMedia controls AirMedia Advertising, AirMedia Shengshi and two other PRC-incorporated companies via its wholly foreign-owned enterprise AirMedia Technology by means of VIE structure.

3.	AirMedia Advertising intends to take over all AirMedia’s media business in airports (excluding Digial TV screens in airports and TV-attached digital frames) and all the billboard and LED media outside of airports (excluding gas station media network and digital TV screens on airplanes) (the “Target Business” or “New AirMedia Advertising Business”) and the related assets, equity interest and personnel under AirMedia Advertising or its subsidiaries, and to spin off its business, assets, equity interest and personnel which are non-New AireMedia Advertising Business (the “Internal Restructuring of AirMedia Advertising”). Furthermore, AirMedia and AirMedia Technology intend to terminate the VIE structure among them and AirMedia Advertising, and Shenzhen AirMedia will hold 25% equity interest of AirMedia Advertising (the “Removal of the VIE structure of AirMedia Advertising”).

4.	Longde Wenchuang is a private equity fund management company registered with the China Securities Investment Fund Association. It has established/ intends to establish or appoint a private investment fund (the “Longde Wenchuang Fund”) which will be with the fund actually raised, the transferee of the 75% equity interest held by AirMedia Shengshi in AirMedia Advertising.

5.	Shenzhen AirMedia is a wholly foreign-owned enterprise incorporated and lawfully subsists under the laws of the PRC with registered capital of RMB700,000,000.00. Its sole shareholder AM China holds 100% equity interest of it. Shenzhen AirMedia intends to be the transferee of 25% equity interest of AirMedia Advertising.

6.	After the transfer of equity interest of AirMedia Advertising ito Longde Wenchuang Fund, AirMedia Advertising will be seeking to, via subsequent capital operation, be acquired by a PRC listed company/ an unlisted public company in National Equities Exchange and Quotations (the “NEEQ”), or launch an independent IPO/NEEQ listing (the “Capital Operation”).

NOW, THEREFORE, Parties, through amicable negotiations, hereby agree in respect of the transfer of equity interest of AirMedia Advertising and the relevant matters as follows: 1 Transaction and Consideration

1.1	All Parties acknowledge and agree, AirMedia Shengshi agrees to sell 75% of the equity in AirMedia Advertising to Longde Wenchuang Fund, which reflects AirMedia Advertising’s registered capital of RMB 37,500,000.00. Before or after the Transaction, Longde Wenchuang is entitled to request AirMedia Shengshi to complete relevant restructuring under the terms of this Agreement.

1.2	All Parties agree, the consideration of the Transaction is RMB 2,100,000,000.00, which is calculated on the basis of 2015 year audited net profit before or after adjustment for non-recurring gains and losses, whichever is less (net profit before restructure audit cut-off date is calculated in accordance with stimulated profit from amalgamation, net profit after restructure audit cut-off date is calculated in accordance with estimated profit from amalgamation), in relation to the Target Business, which is RMB 200,000,000.00 and 14 times price earnings ratio.

1.3	After this Transaction, Longde Wenchuang Fund will hold 75% equity of AirMedia Advertising (reflecting AirMedia Advertising’s registered capital of RMB 37,500,000.00).

2	The Payment for Consideration of Equity Interest Transfer

2.1	All Parties agree that the consideration will be paid in following two installments:

2.1.1	The first installment payment

The first installment payment of RMB 800,000,000.00 is required to be paid by Longde Wenchuang Fund to AireMedia Shengshi within 15 working days after the execution of this Agreement and the fulfillment, or the right to waive by Longde Wenchuang Fund, of following conditions precedent:

1) AirMedia Advertising has completed the equity restructuring in accordance with Article 4.3.1 hereunder.

2) The key management members of AirMedia Advertising (as set forth in Annex 1) shall each have entered into an employment contract for a term of five years or more (starting from the execution date of this Agreement), and a confidentiality and non-competition letter agreement for a term of two years in and after the termination of employment (as set forth in Annex 2), undertaking that in any time after the execution of this Agreement, they shall not (within and outside of PRC), directly or indirectly operate, own, purchase, engage in identical or same business or activities of New AirMedia Advertising Business through other direct or indirect controlling business entities, individuals; they shall not have any position or be employed as consultant, partner, shareholder, investor, management officer, employee in any company or other business entity which have or may have competing business with New AirMedia Adverting Business, or have direct economical exchange with AirMedia Advertising, or obtain any interest; they shall not render in businesses that are identical or same, or that maybe identical or the same with AirMedia Advertising to the AirMedia Advertising’s current client in a name other than AirMedia Advertising; AirMedia, its actual controller Guo Man and the related key members have entered into a non-competition agreement (as set forth in Annex 3), undertaking that in any time after the execution of this Agreement, they shall not, other than in AirMedia Advertising (within and outside of PRC), directly or indirectly operate, own, purchase, engage in identical or the same business or activities as New AirMedia Advertising Business through other direct or indirect controlling business entities, individuals; they shall not have any position or be employed as consultant, partner, shareholder, investor, manage officer, employee in any company or other business entity which have or may have competing business with New AirMedia Adverting Business, or have direct economical exchange with AirMedia Advertising, or obtain any interest; they shall not render in businesses that are identical or same, or that maybe identical or the same as AirMedia Advertising to the AirMedia Advertising’s current client in a name other than AirMedia Advertising

3) The due diligence report and relevant legal opinions issued by a law firm hired by Longde Wenchuang after performing due diligence on AirMedia Advertising are acceptable to Longde Wenchuang;

4) The financial report issued by an accounting firm hired by the Longde Wenchuang after performing its due diligence on AirMedia Advertising is acceptable to the Longde Wenchuang;

5) AirMedia, AirMedia Technology, the existing shareholders of AirMedia Advertising and Longde Wenchuang have completed all necessary internal procedures and obtained approval to enter into and execute the relevant legal documents;

6) All Parties have signed all the necessary legal instruments related with the Transaction, including, but not limited to the Capital Contribution Transfer Agreement, the Amended Article of Association of AirMedia Advertising and shareholders' resolution of AirMedia Advertising and other documents for change in business registration;

7) Each Party undertakes the representation and warranties in this Agreement.

2.1.2 The second installment payment

Longde Wenchuang shall, subject to this Agreement, hire accountant to re-audit the restructured AirMedia Advertising. The second installment of RMB 1,300,000,000.00 is required to be paid by Longde Wenchuang Fund within 15 workings days after the recognition of audit report by Longde Wenchuang and the fulfillment of following conditions precedent:

1) The termination of the equity interest transfer agreement with Shenzhen LianTronics Corp. ("Liantronics") regarding the transfer of 5% equity of AirMedia Advertising to Liantronics;

2) 75% equity of AirMedia Advertising has been transferred to Longde Wenchuang Fund and completed change in business registration;

3) The removal of the VIE structure of AirMedia Advertising in accordance with Article 5.2 hereunder is completed and confirmed by legal and financial consultant hired by Longde Wenchuang;

4) After the restructuring, AirMedia Advertising is expected to own and operate all AirMedia's media business in airports (excluding Digital TV screens in airports and Digital Display Cabinet system) and all the billboard and LED media outside of airports (excluding gas station media network and digital TV screens on airplanes), including all the media resources, clients resources, team, and trademark related (collectively, the "Target Business"), and keep the independence of assets, business, employees and salaries of restructured AirMedia Advertising. After the restructuring, all AirMedia's businesses other than the Target Businesses, including assets and employees, will be transferred out of AirMedia Advertising and will not form part of the subject business under the Transaction;

5) As of the restructure audit cut-off date, the audited fixed assets net value shall not be less than RMB 150,000,000.00, net cash flow (cash and cash equivalent balance plus net value of operating activities receivables minus net value of operating activities payables) shall not be less than RMB 350,000,000.00 (monetary fund balance shall not be less than RMB 150,000,000.00 and the composition of net value of operating activities receivables and net value of operating activities payables shall be determined by management team), the audited net asset shall not be less than RMB 500,000,000.00; however, the asset as set forth in Article 4.1.3 shall not be included in the scope of the audit;

6) The completion of clearing outstanding receivables and payables among AirMedia Advertising, AirMedia and other affiliated parties (as set forth in Annex 4), the balance is expected to be zero (the recognition of affiliated parties shall be subject to the accountant report);

7) AirMedia Advertising, the Seller and other shareholders confirm and undertake that, as of restructure audit cut-off date, AirMedia Advertising has no significant violation of laws, regulations or breach of contracts;

8) Each Party undertakes the Representation and Warranties in this Agreement. The Seller undertakes that the above (1)-(6) conditions precedent shall be fulfilled no later than September 30, 2015.

2.2	All Parties agree to sign the Amended Article of Association of AirMedia Advertising, resolution of AirMedia Advertising, Capital Contribution Transfer Agreement and other instruments in order to complete the change in business registration. If it is not regulated in the Capital Contribution Transfer Agreement, or in case there is any conflicts between this Agreement and the Capital Contribution Transfer Agreement, this Agreement shall prevail.

3	Closing of the Transfer of Target Equity and Repurchase

3.1	Closing of the Transfer of the Target Equity

All Parties acknowledge and agree to complete the change in business registration of transferring 75% equity AirMedia Advertising to Longde Wenchuang Fund within 10 working days after the agreement to remove the VIE structure of AirMedia Advertising is executed between AirMedia Technology, AirMedia Advertising and its existing shareholders.

3.2	Gains and Losses in Transition Period

All Parties agree, from the execution date of this Agreement till the restructure audit cut-off date set forth in Article 2.1.1 (the “Transition Period”), day-to-day business shall be operated by the Seller and other existing shareholders. Any gains and losses during Transition Period shall be assigned to the Seller and other existing shareholders. After restructure audit cut-off date set forth in Article 2.1.1, Longde Wenchuang Fund and other shareholders are expected to share the equity interests on a pro rata basis.

3.3	Repurchase of the Target Equity

3.3.1 In case one of the following circumstance occurs, Longde Wenchuang is entitled to request Seller to repurchase the 75% equity interest in AirMedia Advertising held by Longde Wenchuang Fund:

1)	the audited net profit (before or after adjustment for non-recurring gains and losses, whichever is less,) in relation to the Target Business (as such net profit is used in Article 1.2 hereof as a reference for the determination of the purchase price) is less than RMB150 million in 2015, i.e. 75% of committed profit, which is RMB 200 million;

2)	eighty per cent of the concession right contracts (as calculated based on the contract subject amount) with respect to the Target Business in the area of the Beijing Capital Airport effective as of the date of this Agreement which were entered into by AirMedia Advertising, AirMedia and any of its subsidiaries and/or VIE companies (as set forth in detail in Schedule 6 hereto) are not renewed with AirMedia Advertising as a party to the contract upon the expiration of the respective contracts.

3)	the internal restructuring as required under the equity transfer agreement has not been fully completed by June 30, 2016.

3.3.2	Repurchase price shall be calculated as follows:

Repurchase price= the Consideration× - equity compensation received by Longde Wenchuang Fund from other shareholders during the shareholding period “n” in the above formula means the duration in which Longde Wenchuang Fund holds the target equity, which is calculated from the date on which the first installment amount is paid by Longde Wenchuang Fund (paying in installments shall be calculated on installment as well) until the date Longde Wenchuang Fund has received the repurchase price (“n” shall be calculated up to month, e.g. “one year and three months”, then “n=1.25”).

3.3.3 Seller shall, within 30 working days after receiving written notice from Longde Wenchuang requesting repurchase and related industry and commerce authority documents in respect to the equity interest transfer signed by Longde Wenchuang Fund, complete the repurchase procedures (including completion of equity interest transfer registration and payment of repurchase price). In the event of late payment of repurchase price, Longde Wenchuang Fund is entitled to receive 5 /10,000 of outstanding repurchase price per day as overdue fees.

3.3.4 To guarantee the repurchase, Seller is obliged to impel other shareholders other than Longde Wenchuang Fund, within 15 working days after the second installment paid by Longde Wenchuang Fund, to pledge all their equity in AirMedia Advertising to Longde Wenchuang Fund, details as set forth in Annex 5, the Equity Interest Pledge Agreement.

4	Internal Restructuring of AirMedia Advertising

AirMedia Advertising shall carry out the following restructuring of its assets, business, equity interest and personnel in accordance with this Agreement:

4.1	Restructuring of Business

4.1.1 Principles of Business Restructuring

Unless otherwise set forth in Article 4.1.3, AirMedia Advertising, Air Media and its subsidiaries/ VIE companies shall, prior to June 30, 2016, transfer all of the Target Business as of the execution date of this Agreement to AirMedia Advertising, remove the non-Target Business from AirMedia Advertising, and complete the changes to any related business contracts. All Parties could negotiate for settlement in case of any special circumstances.

4.1.2 Transition Period of Business Restructuring

Considering there are some difficulties in changing the contractual party in relation to some Target Business or non-Target Business, all Parties acknowledge and agree, the costs and profits in relation to such Target Business or non-Target Business contracts shall, during the transition period of the business restructuring (namely, from the execution date of this Agreement till June 30, 2016, same below), be transferred to/from AirMedia Advertising by means of entrusted management. Such contracts shall be renewed by AirMedia Advertising or any other new entity as a contractual party the transition period.

4.1.3 Business at a Loss

All Parties agree that, since the LED, stand-alone digital frame business in Hohhot Airport, Shanghai Pudong Airport, and Dalian Airport and the traditional media business in Chengdu Airport, Shenyang Airport, and Xi’an airport are currently operated at a loss, if the aforementioned airport businesses could return to the black during the transition period, the aforementioned businesses shall remain with AirMedia Advertising; otherwise, the aforementioned business shall be removed from AirMedia Advertising on the expiry date of the transition period, and AirMedia Advertising reserves the right to acquire those business with zero consideration once the said businesses generate profits in the future.

4.1.4 Undertaking

Unless otherwise set forth in Article 4.1.3, after the consummation of the business restructuring, Guo Man, AirMedia and any other companies controlled by Guo Man shall not, other than via AirMedia Advertising, operate or directly or indirectly engage in any identical or similar business, or any business that competes or is likely to compete with the new AirMedia Advertising Business.

4.2	Restructuring of Assets

4.2.1 All Parties acknowledge and agree that AirMedia Advertising, Air Media and its subsidiaries/VIE companies shall, before the restructuring audit cut-off date, transfer all of the Target Business-related devices and assets (please refer to Annex 8 for detailed information) as of the execution date of this Agreement to AirMedia Advertising.

4.2.2 All Parties acknowledge and agree that, AirMedia Technology authorizes AirMedia Advertising to exclusively utilize the following trademarks in relation to the New AirMedia Advertising Business (please refer to Annex 9 for a list of such trademarks) on a gratuitous and long-term basis: trademarks with registration number of 6535799, 6535800, 6591339, 6590737, 4937924, 5161459, 5161461, and 5161460. AirMedia Technology shall apply for renewal of such trademarks prior to their expiry dates in order to keep their validity.

Guo Man, AirMedia and AirMedia Technology agree that, during the course of the capital operation of AirMedia Advertising, the trademarks with registration number of 6535799, 6535800, 5161459, 5161461, and 5161460 in relation to the New AirMedia Advertising Business shall be transferred to AirMedia Advertising on a gratuitous basis, in order to keep the independence of AirMedia Advertising’s assets.

4.2.3 All Parties acknowledge and agree that all softwares and hardware devices of the advertising broadcasting and controlling system platform (please refer to Annex 10 for detailed information) owned by AirMedia Technology in relation to the operation of the Target Business shall be transferred to AirMedia Advertising.

4.2.4 AirMedia shall confirm, promise and undertake that, apart from Articles 4.2.1, 4.2.2 and 4.2.3 above, AirMedia and its subsidiaries/VIE companies do not own any other asset relating to the Target Business; otherwise such assets shall be transferred to AirMedia Advertising on a gratuitous basis.

4.3	Restructuring of Equity Interest

4.3.1 All Parties acknowledge and agree that, AirMedia Advertising shall, before June 15, 2015, complete the transfer of the equity interests it holds in Beijing AirMedia Tianyi Information Technology Co., Ltd., Beijing AirMedia Film & TV Culture Co, Ltd., Wenzhou AirMedia Advertising Co., Ltd., Beijing Air Media UC Advertising Co., Ltd., Beijing Xinghe Union Film & TV Culture Co., Ltd., Flying Dragon Media Advertising Co., Ltd., Beijing AirMedia Jiaming Film & TV Culture Co., Ltd. , Beijing AirTV United Media & Culture Co., Ltd., and the fulfill the formalities in relation to the change in business registration with Administration for Industry and Commerce.. Since the other shareholder of Beijing AirTV United Media & Culture Co., Ltd. has been wound up, the transfer of equity interest in this regard shall be carried out by bringing litigation. The filing date with the court shall be prior to June 15, 2015.

4.3.2 All Parties acknowledge and agree that AirMedia Advertising shall complete the transfer of the equity interests it holds in Beijing Yunxing Chuangrong Investment Fund Management Co. Ltd., Zhangshangtong Air Service (Beijing) Co. Ltd. and Beijing Eastern Airlines Media Corp., and fulfill the formalities in relation to the change in business registration with Administration for Industry and Commerce.

4.3.3  All Parties acknowledge and agree that AirMedia Advertising shall, before July 31, 2015, complete the purchase of 100% equity interest in Beijing AirMedia Lianhe Advertising Co., Ltd. from Beijing Yuehang Digital Media Advertising Co. Ltd. and Dayun Culture, and fulfill the formalities in relation to the change in business registration with Administration for Industry and Commerce.

4.3.4  All Parties acknowledge and agree that AirMedia Jinshi shall transfer all equity interest it holds in Tianjin Jinshi to AirMedia Advertising,. AirMedia Advertising shall newly establish a wholly owned subsidiary to maintain AirMedia Advertising’s nature as a group company.

4.3.5  All Parties acknowledge and agree, that AirMedia Jinshi shall transfer all equity interest it holds in Beijing AirMedia Jinsheng Advertising Co., Ltd. to a third party which has no affiliated relationship with Guo Man or any entities that are actually controlled by him; AirMedia shall procure and undertake that Beijing Air Media UC Advertising Co., Ltd. will transfer all equity interest it holds in Beijing AirMedia Jiacheng Media Advertising to a third party which has no affiliated relationship with Guo Man or any entities that are actually controlled by him.

4.4	Restructuring of Personnel

4.4.1 All Parties acknowledge and agree that, in order to maintain the independence of personnel and in consideration of the principle of “personnel following the business” and costs, AirMedia Advertising shall take over the Target Business-related personnel (please refer to Annex 1 for detailed information), and remove the non- Target Business personnel from AirMedia Advertising. AirMedia shall be responsible for placing such personnel at other affiliated entities.

4.4.2 To maintain the stability of the key personnel, each key personnel shall enter into an employment contract for a term no less than five years with AirMedia Advertising which shall include a non-compete clause.

5	The Removal of the VIE Structure of AirMedia Advertising

5.1	AirMedia, Shenzhen AirMedia, AirMedia Technology, AirMedia Advertising and its existing shareholders shall lawfully remove the VIE control of AirMedia Advertising, and ensure the removal will not hinder this equity interest transfer and future capital operation of AirMedia Advertising. AirMedia Advertising and its existing shareholders are obliged to solve and bear the related legal liability with respect to any obstacle incurred in AirMedia Advertising’s future capital operation due to the legal, tax, and other defects in the process of VIE removal, AirMedia, Shenzhen AirMedia, AirMedia Technology.

5.2	AirMedia, Shenzhen AirMedia, AirMedia Technology, AirMedia Advertising and its existing shareholders shall complete the removal of the VIE structure of AirMedia Advertising within 45 working days from the payment date of the first installment set forth in Article 2.1.1, i.e., when AirMedia Technology, AirMedia Advertising and its existing shareholders (AirMedia Shengshi, Guo Man, Xu Qing and Zhang Xiaoya) terminate the VIE agreement controlling AirMedia Advertising and release the equity pledge registration; and Shenzhen AirMedia shall complete business registration of enlarging business scope with advertising business, and purchase 25% equity interest AirMedia Shengshi, Guo Man, Xu Qing, Zhang Xiaoya hold in AirMedia Advertising collectively, and complete all necessary formalities such as permit, change of business registration and etc.

6	Target Profit, Compensation and Bonus Arrangement

6.1	All Parties acknowledge and agree that the audited net profit, calculated before or after adjustment for non-recurring gains and losses, whichever is less, of New AirMedia Advertising in each of the fiscal years of 2015, 2016, 2017, and 2018 (collectively, the "Covered Period") is no less than RMB 200,000,000.00, RMB 240,000,000.00, RMB 288,000,000.00 and RMB 331,200,000.00 respectively.

In the event that net profit exceeds the abovementioned target net profit in the current year, the exceeding part will be calculated into the target net profit of next fiscal year automatically.

6.2	Compensation

6.2.1 In the event that the net profit audited by an accounting firm audited by the PRC Securities and Future Intermediaries, which is recognized by all Parties, is less than the aforementioned target net profit, all shareholders of AirMedia Advertising, excluding the Buyer and AirMedia Shengshi (hereinafter referred to as "Profit Target Party") shall first compensate the Buyer by transferring their remaining equity interests in AirMedia Advertising to the Buyer for nil consideration, and the compensation each year is calculated as follows:

The accrued compensated equity interest percentage of any given period = (the aggregate net target profit as of the end of such period - the aggregate net profit gained as of the end of such period) /10.592 - the equity interest percentage already compensated.

In the event that the accrued compensation equity interest percentage of the period is less than 0, it shall be deemed as 0, i.e., the already compensated equity interest percentage will not be transferred back.

6.2.2 In the event that the equity interest amount is not enough to make full compensation, the insufficient part of compensation shall be compensated in cash by Profit Target Party based on the following formula:The accrued compensated amounts in cash of the given period= [(the aggregate target net profit as of the end of such period - the aggregate net profit gained as of the end of that period)÷10.592-25%]×Consideration of 100% equity interest of AirMedia Advertising (i.e.. RMB 2,800,000,000.00)- the compensated amount in cash.

For the avoidance of any doubt, the aforementioned “the aggregate target net profit as of the end of such period” and “the aggregate net profit gained as of the end of such period” shall include the amounts of the aggregate net profit target or actual net profit gained from 1st January, 2015 to 31st December of the year to be compensated.

In the event that the accrued compensated amounts of year is less than 0, it shall be regarded as 0, i.e., the actual compensated amounts will not be refunded.

6.2.3  All Parties acknowledge and agree that AirMedia shall bear joint and several liability of the aforementioned compensation obligation of the Profit Target Party.

6.2.4  In the event that, during Covered Period, AirMedia Advertising is acquired by a listed company in the Chinese A-share market of the stock exchanges or National Equities Exchange and Quotations NEEQ , all equity interest compensation, if applicable, shall be rendered in cash after such acquisition.

6.2.5 No matter in whichever circumstances, the amount of the aforementioned compensations by the Profit Target Party is limited to the total amount of the equity interests held by the Target Party and the Consideration received for the transaction contemplated herein.

6.3	Bonus Arrangements

6.3.1 In the event that sum of the net profit of new AirMedia Advertising in aggregate in the Covered Period exceeds the target net profit in aggregate in the Covered Period (i.e., RMB 1,059,200,000.00), the net profit in excess will be allocated as follows:

New AirMedia Advertising will allocate 50% of the surplus of the net profit in the Covered Period to the members of the management team of the AirMedia Advertising who are holding offices at the expiration date of last year of Covered Period, detailed bonus standard, scope and allocation measure within such surplus part, shall be determined by the board of directors of the New AirMedia Advertising.

Amount of total bonus=(the aggregate sum of the actual net profit in each year of the Covered Period- the total target net profit in the Covered Period, i.e., RMB1,059,200,000.00) ×50%.

Time of the payment for such bonus: Longde Wenchuang shall, within 20 working days after the end of each quarter starting from the first quarter of the first year after of the expiration of Covered Period, verify the collection situation of New AirMedia Advertising’s receivables as of the said quarter and determine the amount of bonus accordingly. And New AirMedia Advertising shall, within 30 working days after the end of each quarter, allocate bonus to the management team of the New AirMedia Advertising who are holding offices at the expiration date of the last year of Covered Period until the total amount of the bonus is fully allocated.

Bonus of the quarter=total amounts of bonus×(the amount of net receivables collected in aggregate as of the end of the quarter which is confirmed by the audit report made in the last year of the Covered Period- net receivables collected in aggregate as of the end of last quarter which is confirmed by the audit report made in the last year of the Covered Period) ÷net book value of receivables confirmed by the audit report confirmed in the last year of the Covered Period.

In the event that the accrued bonus of the current quarter in aggregate exceeds the total amount of bonus, the amount in excess is allocated to New AirMedia Advertising.

7	Corporate Governance

7.1	Board of Directors

All Parties agree that, after receiving the first settlement payment from Longde Wenchuang Fund, the board of directors in AirMedia Advertising shall be composed of five Directors, three of them will be delegated by Longde Wenchuang, the other two will be delegated by other shareholders, Chairman of the Board shall elected from the Directors delegated by Longde Wenchuang.

7.2	Senior Management

All Parties agree that, after receiving the first settlement payment from Longde Wenchuang Fund, Longde Wenchuang is entitled to delegate financial controller to AirMedia Advertising and its subsidiaries, or the financial controllers of AirMedia Advertising and its subsidiaries shall be accredited by Longde Wenchuang. The recruitment of other employees of their finance department shall basically be decided through negotiation among Longde Wenchuang and other shareholders.

During the Covered Period, Longde Wenchuang shall undertake to maintain the independence of AirMedia Advertising’s daily operation and stability of its senior management of AirMedia Advertising (other than CFO). Any changes in senior management shall be approved by Longde Wenchuang. All Parties shall use their best effort to ensure the stability of the management of AirMedia Advertising, in order to achieve the target profits.

7.3	Board of Supervisors

All Parties agree that, after receiving the first settlement payment from Longde Wenchuang Fund, AirMedia Advertising shall establish Board of Supervisors composing of three supervisors, including one staff representative supervisor selected by worker’s assembly or worker’s congress, and two supervisors delegated by Longde Wenchuang and other shareholders, respectively.

7.4	After the first settlement payment from Longde Wenchuang Fund, AirMedia Advertising shall, within 10 days after the end of each month, submit an unaudited monthly financial report to Longde Wenchuang. Such report shall include income statement, balance sheet and cash flow statement of each of the parent company, branches and subsidiaries, and the consolidated financial statements. AirMedia Advertising shall, within 3 months after the end of each fiscal year, submit an annual financial report audited by the accounting firm selected by Longde Wenchuang and other shareholders, and a detailed financial budget and annual business plan for the next fiscal year in the last quarter of each fiscal year.

7.5	The shareholders of AirMedia Advertising undertake and procure the senior management to undertake that all possible connected transactions will be handled in accordance with the principal of fairness and the market practice. All shareholders of AirMedia Advertising undertake that in the event of a connected transaction, price and terms of such transaction shall be determined on an arm’s length basis, and all information in relation to the connected transaction shall be submit to Board of Directors.

7.6	Longde Wenchuang it not obliged to provide any fund support for AirMedia Advertising’s operation during the Covered Period. In the event that there is any shortfall in funding, the Seller shall provide fund support to AirMedia Advertising.

8	Listing Arrangement

8.1	All Parties agree that after this transaction they shall cooperate with each other and use best efforts to complete the Capital Operation by procuring AirMedia Advertising to be acquired by a PRC listed company/ an unlisted public company in National Equities Exchange and Quotations (the “NEEQ”), or launch an independent IPO/NEEQ listing.

8.2	All Parties agree, that after this transaction, other shareholders of AirMedia Advertising, excluding the Buyer, and AirMedia Shengshi shall, on top of meeting the net profit target, undertake all the advertising earnings, media procurement, etc. received from other companies controlled by AirMedia to be maintained on a reasonable level, and are in compliance with the laws and regulations regarding the management of connected transactions of the listing companies and the relevant regulations of CSRC and the Exchanges.

8.3	During the Capital Operation of AirMedia Advertising, Guo Man and AirMedia agree to use their best efforts to solve the possible issue in relation to the competition between companies controlled by him/AirMedia and AirMedia Advertising, and the independence of AirMedia Advertising’s assets. If the equity interest held by Shenzhen AirMedia/existing shareholders in AirMedia Advertising impedes the future capital operation of AirMedia Advertising, Guo Man, the Seller, Shenzhen AirMedia shall cooperate to solve the issue in accordance with the instructions of the working parties by then. In the event that the said problem cannot be solved, Longde Wenchuang or any third party delegated by it is entitled to purchase the equity interest held by Shenzhen AirMedia/existing shareholders in AirMedia Advertising at fair market value.

8.4	All Parties agree that after this transaction, Longde Wenchuang, other shareholders of AirMedia Advertising and the Directors delegated by it shall support the Capital Operation plan of AirMedia Advertising, and vote for the plan at board meetings or general meetings.

9	Representations and Warranties

9.1	All Parties represent and warrants as follows:

9.1.1  Each party is a legal entities legally incorporated and exists according to the applicable law, or a PRC citizen with full civil capacity of conduct, respectively. Each party has the ability and capability to execute and perform this Agreement, and has obtained the authorization or approval to execute and perform this Agreement.

9.1.2  This Agreement has been signed and delivered by all Parties, and will impose legal, valid, binding and enforceable obligations on them after the effective date.

9.1.3  The execution, delivery, and performance of this Agreement to consummate the transaction contemplated under this Agreement after it comes into effect will not:

1) cause any breach of the terms of their constitutional documents;

2) conflict with or cause to violate/conflict with or constitute the breach of any terms/provisions under any binding agreements or instruments to which they are parties;

3) cause any violation of any applicable law.

9.1.4  From the effective date of this Agreement till the closing date of the target equity interest, there will not be any changes in the operation, financial status or financial prospect of their businesses which would result in any material adverse effect on a Party’s capabilities of performing this Agreement;

9.1.5  Unless obtaining a written consent from other Parties to this Agreement, any party will not, from the execution date of this Agreement till the closing date of the target equity interest, negotiate or execute any agreement, contract, memorandum, summary or any other instruments with any third party or conduct any activities in relation to the AirMedia Advertising’s equity interest transaction and investment cooperation;

9.1.6  After the consummation of this transaction, all Parties will use their best efforts to carry out the Capital Operation of AirMedia Advertising in PRC, fully cooperate on all the work involved in this investment and the Capital Operation process, employ each party’s competitive advantages, and solve any issues involved (including, but not limited to, obtaining internal or the relevant administrative authority’s approvals or authorizations, executing relevant documents, coordinating the communication with the relevant administrative authority, making amendment to Article of Association, etc.).

9.2	AirMedia Shengshi makes the following representations and warranties to Longde Wenchuang

In regard to the transfer of equity interest, AirMedia Shengshi makes the following representations and warranties to Longde Wenchuang. AirMedia Shengshi confirms that Longde Wenchuang enters into this Agreement with full reliance on the following representations and warranties:

9.2.1  The Seller legally owns the target equity interest and undertakes that it owns the full right of disposal of it from the time of the consummation of the removal of AirMedia Advertising’s VIE structure till the transfer of equity interest.; and that the target equity interest is free and clear of any mortgage, pledge, lien, claim, adverse interest, burden of indebtedness and any other encumbrance whatsoever;

9.2.2  The Seller has paid up all the contribution to AirMedia Advertising; and no false capital contribution or illegal withdrawal of the contributed capital exists.

9.2.3  All certificates, instruments, materials and information provided by AirMedia Shengshi to Longde Wenchuang with respect to the execution and performance of this Agreement are true, accurate and complete as of the date when they are provided and during the application period. There is no concealment or deliberate deception exists in this regard.

9.2.4  The execution and performance of this Agreement does not violate the Articles of Association, or any agreements entered into with any third party, or any applicable law.

9.2.5  From the restructuring audit cut-off date, Longde Wenchuang will legally own the target equity interest and the ancilliary rights and liabilities thereto without any flaw.

9.2.6  AirMedia Shengshi did not conduct any actions which are likely to have an adverse effect on the title of the target equity interest or the transfer of the equity interest, resulting in Longde Wenchuang bearing any liability, or failing to conduct any actions that should have been done.

9.2.7  The registered capital of AirMedia Advertising is free and clear of any encumbrance. Apart from the VIE agreements and the fact that all equity interest in AirMedia Advertising were pledged to AirMedia Technology, the following events in respect to the registered capital of AirMedia Advertising do not exist: (i) any trusts in respect to the shareholder right and interest or any similar arrangement, or (ii) any preemptive right, option, or right and interest in respect to the convertible securities, or; (iii) any seal up, distrain, freeze or compulsory transfer measures carried out by judicial or administrative authorities; or (iv) any mortgage or any other encumbrance on the registered capital of AirMedia Advertising; or (v) the shareholders of AirMedia Advertising failing to make timely or full payment of the consideration when acquiring AirMedia Advertising’s registered capital or equity interest; or (vi) any event that would affect the right and interest of any existing shareholder in relation to AirMedia Advertising’s registered capital, or is likely to cause any third party to obtain, directly or indirectly, any shareholder’s right and interest in relation to the registered capital of AirMedia Advertising;

9.2.8 No any other investment and preemptive rights document. Apart from the VIE agreements, AirMedia Advertising and its existing shareholders do not have: (i) any investment documents (including but not limited to increase of capital and transfer of equity interest, etc.) entered into by any non-registered shareholder with AirMedia Advertising, or any of its existing shareholders, or (ii) any legal instruments stipulating the rights and obligations between shareholders or between shareholders and AirMedia Advertising, including, but not limited to, preemptive right, preferential increase of capital, drag-along right, equity redemption , preferential liquidation equity adjustment and other means of equity or cash compensation, or (iii) any legal instruments which would affect the clarity and stability of the equity interests held by the existing shareholders in AirMedia Advertising once implemented or performed, or any legal instruments containing material uncertainty;

9.2.9  Assets and title of funds. Apart from the VIE agreements, assets of AirMedia Advertising has clear title and full capability and function, there is clear of any title dispute. And the following events do not exists in regard to AirMedia Advertising’s assets: (i) any trusts with respect to the said assets or any similar arrangement, or (ii) any means of security, including but not limited to mortgage or pledge, or (iii) any seal up, distrain , freeze or compulsory transfer carried out by judicial or administrative authorities; or (iv) any event that prohibits or limits the transfer in accordance with the law, regulation, rule, policy, administrative response, etc., or (v) any event that would affect the right and interest of the said assets held by AirMedia Advertising, or (vi) any circumstance which would cause any third party to obtain, directly or indirectly, any right and interest in relation to the assets of AirMedia Advertising;

9.2.10  No breach of the existing agreements. Apart from the Disclosure Letter (please refer to Annex 11), AirMedia Advertising has, in accordance with the law and the agreements, appropriately and timely, performed its obligations as a contractual party. There is no breach of agreements on the part of AirMedia Advertising that causes or is likely to cause a material adverse effect. Such breach that has a material adverse effect refers to the one that involves no less than RMB500,000.00;

9.2.11 No cross default. The provisions under this Agreement do not violate the Articles of Association of AirMedia Advertising or any AirMedia Advertising instruments in any other forms, or laws, regulations, administrative orders applicable to AirMedia Advertising and/or any of its existing shareholders, or any other contract/legal instruments to which the Seller is a party. The provisions under this Agreement would not discharge any obligations from or authorize any rights to any third party (including any termination rights, preemptive rights or other option rights);

9.2.12 No indebtedness. AirMedia Shengshi undertakes and warrants that, apart from the debts as disclosed in the Disclosure Letter, there is no other debtedness by AirMedia Advertising. AirMedia Shengshi and other shareholders of AirMedia Advertising shall bear joint and several liability as to all the debts incurred before the restructuring audit cut-off date.

9.2.13 Accounts. The accounts provided by AirMedia Advertising reflect the true and fair business status of AirMedia Advertising as of the relevant statement date, and include a full, accurate, non-misunderstanding records. There is no any material adverse change in the financial, business status/prospect of AirMedia Advertising, or any events that would give rise to such changes.

9.2.14 Finance and taxes. The major financial policy, accounting books, management and use of financial vouchers and invoices, and tax declaration, authorized tax withholding and collection of AirMedia Advertising are in compliance with the PRC finance and tax laws and regulations., There is no (threatened) public investigation or penalty against AirMedia Advertising as a result of delinquent taxes, late payment of tax, tax evasion, tax deception, incomplete or late payment of authorized tax withholding and collection, or any other conducts that violate the taxation laws and regulations.

9.2.15 Labor and Employment agreements. Apart from the employees hired with the consent of Longde Wenchuang, other employees should be placed by AirMedia Shengshi and AirMedia. And AirMedia Shengshi and AirMedia shall take all the legal responsibilities and/or any indemnity liabilities.

9.2.16 Litigation. Apart from what is disclosed in Disclose Letter, there is no pending litigation, administrative penalty, administrative appeal or other judicial proceedings brought by AirMedia Advertising, against or in relation to AirMedia Advertising. And there is no sentence/award/decision made by court, arbitration tribunal or any other judicial/administrative authority to cause AirMedia Advertising to bear legal liabilities or obligations.

9.2.17 Disclosure. Any instrument, statement and information in relation to this transaction that is likely to have a material adverse effect on its capability to fully perform the obligations under this Agreement, or any instrument, statement and information disclosure of which to Longde Wenchuang is likely to have a material adverse effect on Longde Wenchuang’s willingness to enter into the Agreement, has been sufficiently disclosed to Longde Wenchuang. Any instrument, statement and information provided by the Seller in respect to the transaction are true, accurate and complete. The Seller did not possess any transaction-related instrument, statement and information which would be reasonably considered a material adverse effect on any party to this Agreement, or any instrument, statement and information that is likely to have a material adverse effect on Longde Wenchuang’ s willingness to enter into this Agreement once disclosed to Longde Wenchuang.

9.2.17 Veracity of other documents and statements. Documents submitted by AirMedia Advertising to Longde Wenchuang, the lawyers, accountants, valuers and any other third party engaged by Longde Wenchuang’s, are true, and the copy of such documents are the same as the originals; all the documents are legally authorized, signed and delivered by the relevant Parties, and all the signatures and seals on them are genuine; all the enuciations, statements, warranties (both oral and in written form) provided by AirMedia Advertising to Longde Wenchuang, the lawyers, accountants, valuers and any other third part engaged by Longde Wencuang are true, accurate, complete and reliable.

10	Exclusivity

Unless obtaining written approval by other Parties of this Agreement, the Seller shall not, from the execution date of this Agreement until the completion date of the equity interest transfer, unilaterally negotiate or execute any agreement, contract, memo or other instruments with any third party or conduct any action which is related to the AirMedia Advertising equity purchase transaction and investment cooperation, except for which Longde Wenchuang is entitled, according to the provisions of this Agreement, to terminate this equity interest transfer or all Parties otherwise agreed by then. In the event that any party breaches this article, it shall be deemed as default, and the breaching party shall pay RMB 400,000,000.00 to the counterparty as penalty.

11	Charges and Fees

All Parties agree that, any expenses and tax (including but not limiting to the legal fees, financial due diligence fee and etc.) incurred in the process of completing the equity interest transfer, internal restructure of AirMedia Advertising, VIE structure removal shall be paid by the relevant Parties respectively.

12	Performance and Guarantee

12.1	All Parties agree, Longde Wenchuang establishes or delegates, according to the practice of common fund, related special fund to perform this Agreement, Longde Wenchuang is entitle to transfer all its rights and obligations hereunder to the said fund, the said transfer will be effective by notifying to all Parties of this Agreement.

12.2	Any agreement in respect to AirMedia Advertising, Shenzhen AirMedia, AirMedia Jinshi, AirMedia Jiaming, other existing shareholders, the Seller is obliged to impel AirMedia Advertising, Shenzhen AM, AirMedia Jinshi, AirMedia Jiaming, other existing shareholders to perform the said agreements timely according to this Agreement, in the event that AirMedia Advertising, Shenzhen AM., AirMedia Jinshi, Jiaming Advertising, other existing shareholders and other relevant parties did not perform obligations under the Agreement or other default exists, the Seller shall be deemed as default and bear the liability in accordance with the Agreement.

12.3	AirMedia, AirMedia Technology shall bear joint and several liability in respect to the obligations of the Seller under this Agreement.

13	Confidentiality

13.1	Unless as otherwise set forth in Article 13.2 of the Agreement or in accordance with PRC/US laws, or obtained prior written consent by other Parties, regardless of whether this Agreement is established or not, all Parties and their affiliated party shall not disclose, leak, discuss or divulge any confident information generated from the execution or performance of this Agreement. All Parties shall, and shall impel their employees or agencies, to take the aforementioned confident information seriously as their own assets and confident information, also, all Parties shall assure they and their affiliates shall not use the aforementioned confident information for any purpose other than the performance of the obligations set forth in the Agreement.

13.2	The obligation as set forth in Article 13.1 shall not apply to following confidential information:

1)   Information disclosed to the public without violating the obligations set forth in this Agreement;

2)   Information disclosed by the third party;

3)   Information received legally by Parties of this Agreement prior to the disclosure date;

4)   Information required to be disclosed subject to the law, regulation and relevant administrative rules;

5)  Parties could, for the purpose of performing this Agreement, disclose appropriate confident information to the members of Board of Directors, Secretary of Board of Directors, General Manager, manager of each department, financial and legal consultant reasonably, the parties shall assure and impel the aforementioned person or their agent comply with the obligation set forth in this article.

13.3	Article 13 shall survive shall survive the termination of the Agreement.

14	Default and Remedy

14.1	A Party shall be held liable for damages it has caused to another party due to breach of terms under this Agreement.

14.2	Liability for breach of contract of a Party shall not be terminate upon termination or dissolution of this Agreement.

14.3	Any Party that terminates this Agreement at its sole discretion after the execution shall it shall pay RMB 400,000,000.00 as penalty to the other party.

14.4	After payment of the first installment, if the Seller fails to perform its obligation of change of shareholder for Business Registration, the Buyer is entitled to receive 5 /10,000 of the Consideration per day for each overdue day ; the Buyer is entitled to terminate this Agreement if late performance is over 30 working days and has not been completed within 30 working days after receiving written notice by the Buyer, the Seller shall refund the first installment payment and pay RMB 400,000,000.00 as penalty; the Seller shall be liable for damages caused to the Buyer.

14.5	After payment of the first installment in the event that the change of shareholder for Business Registration cannot be made due to non-approval by the shareholders 'meeting of Target Company or the administrative regulatory department, the Seller shall refund the first installment payment and pay 20% of the first installment per year (365 days) for calculating the fund possession fee to the Buyer.

14.6	If the Buyer fails to perform its obligation of payment of the Consideration, the Seller is entitled to receive 5 /10,000 of the of Consideration per day for each overdue day ; the Seller is entitled to terminate this Agreement if late performance is over 30 working days and has not been completed within 30 working days after receiving written notice by the Seller, the Buyer shall pay RMB 400,000,000.00 as penalty (which could be set off by the late fees aforementioned). In the event that the Buyer has partly perform the aforementioned obligation, then the Seller shall refund the paid Consideration to the Buyer.

15	Governing law and Jurisdiction

15.1	The execution, force, interpretation, enforcement, and dispute resolution of this Agreement are governed by the laws of PRC.

15.2	Any dispute arising from this agreement shall be settled by mutual negotiation; in the event where no settlement can be reached between the two Parties, the case under dispute shall be submitted to the CIETAC, the arbitration shall take place in Beijing. The arbitration award shall be final and binding upon the parties.

15.3	Apart from the matters submitted to arbitration, all parties shall, during the arbitration, perform other obligations under this Agreement.

16	Unmentioned Matters

All parties agree, to complete any acts necessary for the fulfillment of the agreed task of the Agreement under the, including, but not limited to, sign or impel third party to sign any instrument or application, or obtain any relevant approval, consent or permit, or complete any relevant recording or filling. All parties further agree that, once this Agreement comes into force, any matters unmentioned herein shall be settled to supplement agreement or memo. The supplementation will have the same force and effect as the Agreement.

17	Entire Agreement

Subject to the laws of the PRC, invalidation of any article in this Agreement by arbitration does not affect the validity of other articles.

18	No Assignment of Rights and Obligations

Unless otherwise agreed in this Agreement, any party shall not, without written consent by other parties, transfer right and obligation arising from this Agreement.

19	Annexes

All Parties confirm that the Annexes are an integral part of this Agreement with same legal force; in the event that the Capital Transfer Agreement is requested to be amended by relevant administrative department, all parties could, according to the principles agreed in the Agreement, amend the provisions in the Capital Transfer Agreement to meet the requirement of the administrative department, however, the rights and obligations shall be interpreted and performed subject to the Agreement.

20	Originals

The language of this Agreement is Chinese. This Agreement shall be provided in twenty originals copies, with each party holding two originals and the rest for reporting and recording. All originals have the same legal force.

21	Miscellaneous

21.1	Any notice made by the Party herein shall be in written form and delivered to the other Party via personal delivery, letter or facsimile. The actual delivery date shall be deemed by the following methods: the notices delivered via personal delivery shall be deemed delivered on the date of personal delivery; notices delivered via facsimile shall be deemed delivered upon receiving the transmission confirmation report; notices g delivered via letters shall be deemed on the fifth (5) working day after such letter has been sent (shown on a postmarks) via postage prepaid, or the fifth day after delivery to a reputable overnight courier service.

21.1.1 Notices given to Longde Wenchuang and Longde Wenchuang Fund shall be sent to: F4, No.1 Building, Dongbinhe Road B-1, Dongcheng District, Beijing

Zip code: 100013

Contact: Zhaorong Sun

Telephone:

Fax:

Email:

21.1.2 Notices given to AirMedia, AirMedia Shengshi, AirMedia Technology, Guo Man (unless otherwise delegate other contact in writing, the said parties authorize the following receiver to receive notices) shall be send to: F/15, Sky Plaza, No.46 Dongzhimenwai Street, Dongcheng District, Beijing.

Zip code: 100027

Contact: Wei Wu

Telephone:

Telephone:

Fax:

Email:

21.2	Any amendment to this Agreement is effective only if agreed and signed in written form by all Parties; any amendment and supplement are integral part of this Agreement.

21.3	Failure to exercise, or delay in exercising any right and/or interest by any Party to the Agreement shall not be deemed a waiver of such right and/or interest, nor shall any single or partial exercise preclude any further exercise of the such right and/or interest.

21.4	The right or remedial measures set forth in this Agreement are additive and shall not preclude the other right or remedial measures endued by current PRC laws, and shall not preclude any other right or remedial measures endued by PRC law or other legal instruments which are enacted after the effective date of this Agreement.

21.5	All Parties confirm that this Agreement shall come into force on the date of execution by each Party. After the effectiveness of this Agreement, this Agreement shall supersede all agreements, memos and other instruments with respect to this investment entered upon by the Parties, and this Agreement and the Annexes hereunder shall prevail in all the matters related to the said investment. In the event of any conflicts between the original investment agreement and this Agreement, this Agreement shall prevail, and such conflicted matters shall be implemented in accordance to this Agreement.

[No text below]

Annexes

Annex 1: The key management team members and other employees list

Annex 2: Confidentiality and Non-competition agreement

Annex 3: Non-competition agreement

Annex 4: Statement on affiliation between AirMedia Advertising and AirMedia

Annex 5: Equity pledge agreement

Annex 6: Contract list of target business with Beijing Capital Airport

Annex 7: Contract list in deficit

Annex 8: Devices checklist related to the target business

Annex 9: Authorized trade mark checklist

Annex 10: Software and hardware of advertising broadcasting and controlling platform checklist

Annex 11: Disclosure letter

(Signature Page)

IN WITNESS WHEREOF, this Agreement to be executed by official authorized representative as of the day and year as first above written.

AirMedia Group Inc. (Cayman)

Company seal: /s/ AirMedia Group Inc. (Cayman)

/s/ Authorized Signatory Authorized Signatory

(Signature Page)

IN WITNESS WHEREOF, this Agreement to be executed by official authorized representative as of the day and year as first above written.

AirMedia Technology (Beijing) Co., Ltd.

Company seal: /s/ AirMedia Technology (Beijing) Co., Ltd.

/s/ Authorized Signatory Authorized Signatory

(Signature Page)

IN WITNESS WHEREOF, this Agreement to be executed by official authorized representative as of the day and year as first above written.

Beijing AirMedia Shengshi Advertising Co., Ltd.

Company seal: /s/ Beijing AirMedia Shengshi Advertising Co., Ltd.

/s/ Authorized Signatory Authorized Signatory

(Signature Page)

IN WITNESS WHEREOF, this Agreement to be executed by official authorized representative as of the day and year as first above written.

/s/ Man Guo

Man Guo

(Signature Page)

IN WITNESS WHEREOF, this Agreement to be executed by official authorized representative as of the day and year as first above written.

Beijing Longde Wenchuang Investment Fund Management Co., Ltd.

Company seal: /s/ Beijing Longde Wenchuang Investment Fund Management Co., Ltd.

/s/ Authorized Signatory Authorized Signatory